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                                                                    EXHIBIT 3.31

                            Articles of Incorporation
                                       For
                        NORTH AMERICAN SITE SERVICES INC.

                              THE CORPORATION IS AUTHORIZED TO ISSUE AN
Share Structure:              UNLIMITED NUMBER OF SHARES OF ONE CLASS TO BE
                              DESIGNATED AS COMMON SHARES
Share Transfers Restrictions: SEE SCHEDULE

Number of Directors:
Min Number of Directors:      1
Max Number of Directors:      7
Business Restricted To:       NO RESTRICTIONS
Business Restricted From:     NO RESTRICTIONS
Other Provisions:             SEE SCHEDULE


                  Registration Authorized By: WILLIAM J. KENNY
                                              SOLICITOR


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SCHEDULE - RESTRICTIONS IF ANY ON SHARE TRANSFERS

No shares of the Corporation shall be transferred without the approval of the directors of the Corporation either by a resolution passed at a Board of Directors meeting, or by an instrument or instruments in writing signed by all of the directors.


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SCHEDULE

     OTHER PROVISIONS IF ANY.

     (a)       The number of shareholders of the corporation, exclusive of:

          (i)  persons who are in its employment or that of an affiliate, and

          (ii) persons, who having been formerly in its employment or that of an affiliate were, while in that employment, shareholders of the corporation and have continued to be shareholders of that corporation after termination of that employment.

     is limited to not more than fifty (50) persons, two or more persons who are joint registered owners of one or more shares being counted as one shareholder.

     (b) Any invitation to the public to subscribe for securities of the corporation is prohibited.


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